Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NEW SOURCE ENERGY GROUP, INC.

The undersigned, being a duly authorized officer of New Source Energy Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: That the Corporation’s Certificate of Incorporation is hereby amended by replacing ARTICLE I thereof with a new ARTICLE I in the form set forth below:

ARTICLE I

Name

The name of the Corporation shall be Encompass Energy Services, Inc.

SECOND: That such amendment has been duly adopted by the board of directors and by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: December 1, 2011	NEW SOURCE ENERGY GROUP, INC.

	By:	/s/ Antranik Armoudian
Antranik Armoudian, Chief Executive Officer